Form of Amendment No. 2 to Foreign Custody Manager Agreement

This Amendment No. 2 dated April 30, 2018 (this “Amendment”) to amend the Foreign Custody Manager Agreement dated July 2, 2001, as amended (the "Agreement") by and between Westcore Trust (the "Fund") and The Bank of New York Mellon (formerly The Bank of New York) (the "Custodian"), shall be as follows:

WHEREAS, the Fund and the Custodian have entered previously into the Agreement;

WHEREAS, the Board of Trustees of the Trust has approved the renaming of the Trust and all of its series (the “Funds”); and

WHEREAS, pursuant to Article XX of the Agreement, the Fund and the Custodian wish to amend certain provisions of said Agreement to reflect the new name of the Fund and its series effective May 1, 2018;

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	All references in the Agreement to “Westcore Trust” shall be replaced with “Segall Bryant & Hamill Trust” effective May 1, 2018; and

2.	To delete Appendix B of the Agreement and substitute it with Appendix B attached hereto effective May 1, 2018.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement. The Fund and the Custodian each hereby represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Fund or the Custodian to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

WESTCORE TRUST		THE BANK OF NEW YORK MELLON

By:		By:
Name:	Jasper R. Frontz	Name:
Title:	Treasurer and Chief Compliance Officer	Title:

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APPENDIX B

List of Series

(effective as of May 1, 2018)

Segall Bryant & Hamill Micro Cap Fund

Segall Bryant & Hamill Small Cap Value Dividend Fund

Segall Bryant & Hamill Small Cap Growth Fund

Segall Bryant & Hamill Small Cap Growth Fund II

Segall Bryant & Hamill Smid Cap Value Dividend Fund

Segall Bryant & Hamill Mid Cap Value Dividend Fund

Segall Bryant & Hamill Mid Cap Value Dividend Fund II

Segall Bryant & Hamill Large Cap Dividend Fund

Segall Bryant & Hamill Fundamental International Small Cap Fund

Segall Bryant & Hamill Global Large Cap Fund

Segall Bryant & Hamill Plus Bond Fund

Segall Bryant & Hamill Quality High Yield Fund

Segall Bryant & Hamill Municipal Opportunities Fund

Segall Bryant & Hamill Colorado Tax Free Fund

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